Exhibit (h)(xix)

AMENDED AND RESTATED SHAREHOLDER SERVICE PLAN

Schroder Global Series Trust

Adopted September 24, 2012

This Amended and Restated Shareholder Service Plan (the “Plan”), which amends and restates the shareholder service plan adopted on June 12, 2012, constitutes the Shareholder Service Plan of the Funds listed on Exhibit A hereto (collectively, the “Funds”), each a series of Schroder Global Series Trust, a Massachusetts business trust (the “Trust”).  The Trust adopts this Plan pursuant to which a Fund, out of the net assets of the Fund attributable to a class of shares of the Fund listed on Exhibit A (each, a “Class”), may pay Schroder Investment Management North America Inc., the Funds’ investment adviser, Schroder Fund Advisors LLC, the Funds’ distributor, or such other entity as shall from time to time act as the shareholder servicer of such Class (each, a “Shareholder Servicer”), fees as set forth on Exhibit A hereto (“Service Fee”) for shareholder account and maintenance services and other shareholder services generally (“Services”) in respect of that Class or those Classes.

The material aspects of the Plan are as follows:

1.                                      The Shareholder Servicer may enter into agreements with financial intermediaries (“Service Agents”) through which investors make and/or maintain their investments in shares of the Class and who perform Services.  The Shareholder Servicer is responsible for payment to the Service Agents.  Services may vary by Class and based on the Services offered by Service Agents.  The Service Fee is expected to be used by the Shareholder Servicer principally to reimburse the Shareholder Servicer for payments made (or directed to be made) by the Shareholder Servicer to the Service Agents in connection with the provision of Services provided by Service Agents.  Payments under the Plan are for shareholder servicing and are not primarily intended to result in the sale of shares of a Fund.  The Plan is not adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.                                      The Shareholder Servicer shall determine the amounts to be paid to Service Agents and the basis on which such payments will be made.  Payments to a Service Agent are subject to compliance by the Service Agent with the terms of any related agreement between the Service Agent and the Shareholder Servicer or the Fund.

3.                                      For the purpose of determining the fees payable under the Plan, the value of the Fund’s net assets attributable to each Class shall be computed in the manner specified in the Fund’s organizational documents and registration statement.

4.                                      The Fund’s Board of Trustees (the “Board”) shall be provided, at least quarterly, with a written report of all amounts paid pursuant to the Plan.  The report shall state the purpose for which the amounts were expended by the Service Agent.

5.                                      The Plan has been approved by a majority of the Fund Board members, including a majority of the Board members who are not “interested persons” (as defined in the 1940 Act) of the Fund (“Independent Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.  In voting to approve the implementation of the Plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and shareholders of each Class.

6.                                      As to each Class, the Plan shall continue for a period of no more than one year, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 5 hereof.

7.                                      As to each Class, the Plan may be amended at any time by the Board, provided that any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 5 hereof.

8.                                      As to each Class, the Plan is terminable without penalty at any time by vote of a majority of the Independent Trustees.

9.                                      All payments under this Plan are intended to qualify as “service fees” as defined in Rule 2830 of the National Association of Securities Dealers, Inc. Conduct Rules governing receipt by Financial Industry Regulatory Authority members of service fees from registered investment companies.

10.                               The provisions of this Plan are severable for each Class and if provisions of the Plan applicable to a particular Class are terminated, the remainder of the Plan provisions applicable to the other remaining Classes shall not be invalidated thereby and shall be given full force and effect.

EXHIBIT A

Funds	Class	Service Fee (as a Percentage of Average Daily Net Assets)
Schroder Global Quality Fund	Institutional Service Shares	Up to 0.10%
Schroder Global Value Fund	Institutional Service Shares	Up to 0.10%